Exhibit 4.11
AMENDMENT NO. 1 TO THE
CONVERTIBLE SUBORDINATED PROMISSORY NOTES
     This Amendment No. 1 (this “Amendment”) to the Convertible Subordinated Promissory Notes issued on August 1, 2011 to the holders and in the principal amounts set forth on Exhibit A hereto (as amended, the “Convertible Notes”), is made between Ceres, Inc., a Delaware corporation (the “Company”), and each of Rothschild Trust Guernsey Limited as Trustee F/B/O The Ambergate Trust (the “Trust”), Gimv N.V. (“Gimv”), Adviesbeheer Gimv Life Sciences 2004 N.V. (“Adviesbeheer”), Artal Luxembourg S.A. (“Artal”), H&Q Healthcare Investors (“H&Q Healthcare”), H&Q Life Sciences Investors (“H&Q Life Sciences”), Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”), The Kiley Revocable Trust (“Kiley”) and the Edmund and Ellen Olivier Revocable Family Trust (“Olivier”) (each of Trust, Gimv, Adviesbeheer, Artal, H&Q Healthcare, H&Q Life Sciences, Warburg Pincus, Kiley and Olivier are referred to herein individually as a “Noteholder” and, collectively, as the “Noteholders”).
RECITALS
     WHEREAS, in accordance with Section 8 of the Convertible Notes, the undersigned Noteholders desire to amend the Convertible Notes as set forth below.
     NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, the parties hereto mutually agree as follows:
     Defined terms used herein but not defined herein have the meaning given to them in the Convertible Notes.
     1. Prepayment. Section 3 is hereby amended to replace the phrase “the six month anniversary of the Issuance Date” with “June 30, 2012” such that Section 3 of the Convertible Notes shall read in its entirety as follows:
     “3. Prepayment. The Company may not prepay any outstanding principal amount due under this Note on or prior to June 30, 2012, except in the event of a Change of Control Transaction pursuant to Section 4.3 hereof.”
     2. Conversion. Sections 4.1(i) and (ii) are hereby amended to replace the phrase “the six month anniversary of the Issuance Date” with “June 30, 2012” such that Sections 4.1(i) and (ii) of the Convertible Notes shall read in its entirety as follows:
     “4.1 Automatic Conversion.
     (i) If, on or prior to June 30, 2012, the Company consummates a sale of its common stock, par value $.01 per share (the “Common Stock”) in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock on either the New York Stock Exchange or the Nasdaq Global Market resulting on the date of closing of such offering in aggregate proceeds to the Company and any selling security holders of an amount not less than $40,000,000 (a “Qualified Initial Public Offering”), this Note shall be automatically converted on such date into shares of Common Stock at a price per share equal to the product of (A) the per share offering price to the public of the Common Stock in the Qualified Initial Public Offering as set forth on the cover of the Company’s final prospectus related to the Qualified Initial Public Offering, multiplied by (B) 0.80 (the “IPO Conversion Price”).
     (ii) In the event that the Company does not consummate a Qualified Initial Public Offering on or prior to June 30, 2012, this Note (x) shall automatically be converted into shares of Series G Convertible Preferred Stock, par value $.01 per share, of the Company (the “Series G Preferred Stock”) at a price of $6.50 per share (the “Modified Conversion Price”) and (y) the Holder of this Note shall receive warrants to purchase shares of Common Stock (the “Warrants”) pursuant to Section 5 hereof, in each case on such date.”
     3. Mechanics and Effect of Conversion. The fifth sentence of Section 4.6 is hereby amended to replace the phrase “the six month anniversary of the Issuance Date” with “June 30, 2012” such that the fifth sentence of Section 4.6 of the Convertible Notes shall read in its entirety as follows:
     “Such conversion shall be deemed to have been made upon the earlier to occur of: (i) the completion of a Qualified Initial Public Offering or (ii) June 30, 2012, as the case may be, and on and after such date the Holder of this Note entitled to receive the shares of Common Stock or Series G Preferred Stock, as the case may be, shall be treated for all purposes as the record Holder of such shares and a purchaser of such shares under the Note Purchase Agreement and shall be bound by the terms of the Transaction Documents.”
     4. U.S. Federal Income Tax Treatment. The Company intends to treat the Convertible Notes as equity of the Company for U.S. federal income tax purposes and, absent any administrative determination or judicial ruling to the contrary, each Noteholder, by executing this Amendment, agrees to treat each Convertible Note similarly. Each Noteholder should consult its tax adviser regarding the U.S. federal income tax consequences of this Amendment, including possible alternative treatments as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
     5. Effective Date. This Amendment shall become effective on January 10, 2012.
     6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws.
     7. Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
     8. Full Force and Effect. Except as specifically amended hereby, the Convertible Notes remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Convertible Notes.

“COMPANY” CERES, INC.
By:	/s/ Richard Hamilton
Richard W. Hamilton, Ph.D.
President and Chief Executive Officer

“NOTEHOLDERS” ROTHSCHILD TRUST GUERNSEY LIMITED AS TRUSTEE F/B/O THE AMBERGATE TRUST
By:	/s/ Antonio Cranchi /s/ Stephen Lowe
	Name:	Antonio Cranchi Stephen Lowe
	Title:	Authorised Signatories

ARTAL LUXEMBOURG S.A.
By:	/s/ Anne Goffard
	Name:	Anne Goffard
	Title:	Managing Director

GIMV N.V.
By:	/s/ Koen Dejonckheere
	Name:	Koen Dejonckheere
	Title:	CEO

By:	/s/ Bart Diels
	Name:	Bart Diels
	Title:	Gimv Partner

ADVIESBEHEER GIMV LIFE SCIENCES 2004 N.V.
By:	/s/ Koen Dejonckheere
	Name:	Koen Dejonckheere
	Title:	CEO

By:	/s/ Bart Diels
	Name:	Bart Diels
	Title:	Gimv Partner

H&Q HEALTHCARE INVESTORS
By:	/s/ Laura Woodward
	Name:	Laura Woodward
	Title:	Treasurer

Limitation of Liability. The name H&Q Healthcare Investors is the designation of the Trustees for the time being under an Amended and Restated Declaration of Trust dated April 21, 1987, as amended, and all persons dealing with H&Q Healthcare Investors must look solely to the trust property for the enforcement of any claim against H&Q Healthcare Investors, as neither the Trustees, officers nor shareholders assume any personal liability for obligations entered into on behalf of H&Q Healthcare Investors.

H&Q LIFE SCIENCES INVESTORS
By:	/s/ Laura Woodward
	Name:	Laura Woodward
	Title:	Treasurer

Limitation of Liability. The name H&Q Life Sciences Investors is the designation of the Trustees for the time being under an Amended and Restated Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with H&Q Life Sciences Investors must look solely to the trust property for the enforcement of any claim against H&Q Life Sciences Investors, as neither the Trustees, officers nor shareholders assume any personal liability for obligations entered into on behalf of H&Q Life Sciences Investors.

THE KILEY REVOCABLE TRUST
By:	/s/ Thomas D. Kiley
	Name:	Thomas D. Kiley, TTEE

EDMUND AND ELLEN OLIVIER REVOCABLE FAMILY TRUST
By:	/s/ Edmund M. Olivier
Name:

WARBURG PINCUS PRIVATE EQUITY IX, L.P. BY: WARBURG PINCUS IX, LLC, ITS GENERAL PARTNER BY: WARBURG PINCUS PARTNERS, LLC, ITS SOLE MEMBER BY: WARBURG PINCUS & CO., ITS MANAGING MEMBER
By:	/s/ Scott A. Arenare
	Name:	Scott A. Arenare
	Title:	Partner
January 6, 2012

EXHIBIT A

Name of Purchaser	Principal Amount ($)
Rothschild Trust Guernsey Limited as Trustee F/B/O the Ambergate Trust	$3,350,000
Artal Luxembourg S.A.	$5,000,000
Adviesbeheer Gimv Life Sciences 2004 N.V.	$136,379
Gimv N.V.	$772,813
The Kiley Revocable Trust	$100,000
H&Q Healthcare Investors	$165,554
H&Q Life Sciences Investors	$108,086
Warburg Pincus Private Equity IX, L.P.	$1,592,400
Edmund and Ellen Olivier Revocable Family Trust	$200,000